Exhibit 99.1
News Release

Contact: Chris Ripley, Chief Financial Officer
Lucy Rutishauser, SVP-Corporate Finance & Treasurer
(410) 568-1500
SINCLAIR REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

•	REPORTS $0.45 DILUTED EARNINGS PER SHARE

•	DECLARES $0.165 QUARTERLY DIVIDEND PER SHARE

BALTIMORE (November 4, 2015) -- Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three and nine months ended September 30, 2015.

“Not only did our financial performance in the third quarter exceed our expectations, but we continued to expand our national footprint through additional station acquisitions, to enhance our digital distribution platform with the launch of our content and video management systems, and to offer more news, local sports and entertainment content to our viewers. In addition, we returned just over half of our discretionary cash flow to our shareholders in the quarter,” commented David Smith, President and CEO of Sinclair.

Mr. Smith continued, “We are equally excited about recent milestones on the adoption of the Next Generation Broadcast Platform, which we expect will redefine and increase the competitiveness and business use cases of television broadcasting in the future. ATSC 3.0 is an “all-IP” system, supporting broadcast and broadband hybrid services. The Advanced Television Systems Committee’s elevation of the Physical Layer of ATSC 3.0 to Candidate Standard status now clears the way for the Federal Communications Commission to consider and adopt new rules to allow television broadcasters to better compete with other forms of media, telecom and technology companies in providing consumers a more robust and efficient delivery pipeline.”

Three Months Ended September 30, 2015 Financial Results:

•	Total revenues increased 10.8% to $548.4 million, versus $495.0 million in the prior year period.

•	Operating income was $99.6 million, a decrease of 2.0%, versus operating income of $101.7 million in the prior year period.

•	Net income attributable to the Company was $43.3 million, versus net income of $48.3 million in the prior year period.

•	Diluted earnings per common share were $0.45 as compared to $0.49 in the prior year period.

Nine Months Ended September 30, 2015 Financial Results:

•	Total revenues increased 17.9% to $1,607.3 million, versus $1,362.7 million in the prior year period.

•	Operating income was $298.5 million, an increase of 4.5%, versus operating income of $285.7 million in the prior year period.

•	Net income attributable to the Company was $113.3 million, versus net income of $116.8 million in the prior year period.

•	Diluted earnings per common share were $1.18 as compared to $1.19 in the prior year period.

Three Months Ended September 30, 2015 Operating Highlights:

•	Net broadcast revenues, before barter, increased 11.0% to $497.4 million versus $448.1 million in the third quarter of 2014.

•	Political revenues were $7.8 million versus $33.8 million in the third quarter of 2014.

•	Revenues from our digital offerings increased 34.0% in the third quarter.

Recent Corporate Developments:

Television Stations:

•
In September, the Company closed on the acquisition of certain non-license assets of WDSI (FOX) and WFLI (CW) in Chattanooga, TN from New Age Media for $15.5 million.  The Company will provide services to WFLI under agreements which it assumed in the acquisition.  New Age Media will continue to own and operate WDSI.  The FOX programming that previously aired on WDSI was moved to a multicast channel of WTVC, which is owned and operated by the Company, and the My Network programming that previously aired on a multicast channel of WDSI, was moved to a multicast channel of WFLI.

•
In October, the Company entered into a definitive agreement to purchase the broadcast assets of WSBT (CBS) in South Bend-Elkhart, IN owned by Schurz Communications, Inc., and to sell the broadcast assets of WLUC (NBC and FOX) in Marquette, MI to Gray Television, Inc. The Company anticipates that the swap will close at the end of 2015 or beginning of 2016, subject to the satisfaction of the closing conditions.

•
In October, the Company entered into a definitive agreement to acquire KUQI (FOX), KTOV-LP (MNT) and KXPX-LP (Retro TV) in Corpus Christi, Texas from High Maintenance, LLC for $9.3 million. The transaction is expected to close at the end of 2015 or beginning of 2016, subject to receipt of regulatory approvals and the satisfaction of standard closing conditions. The Company expects to fund the purchase price at closing through cash on hand.

•
In October, the Company entered into a definitive agreement to acquire KFXL (FOX) and KHGI, KHGI-LD, KWNB and KWNB-LD (ABC), in Lincoln, Nebraska for $31.25 million. The transaction, subject to bankruptcy court and FCC approval and subject to standard closing conditions, is expected to close at the end of 2015 or beginning of 2016. The Company expects to fund the purchase price at closing, through cash on hand.

•
In October, the Company facilitated the sale of the license assets of KVMY in Las Vegas, NV to Howard Stirk Holdings. Through this sale and other transactions facilitated by the Company, Howard Stirk Holdings has grown to become one of the largest minority-owned television broadcasters in the country.

Content and Distribution:

•	During the third quarter, the Company renewed its multi-year retransmission consent agreement with DISH Network.

•
In September, the Company’s professional wrestling promotion, Ring of Honor Wrestling (“ROH”), signed a 6-month international broadcast deal with L’Equipe 21, a free, sports-based television channel in France. ROH also announced additional syndicated broadcast deals in Philadelphia, PA, Detroit, MI, and Charlotte, NC.

•
In September, American Sports Network (“ASN”) entered into a multi-year sublicense agreement with ESPN to televise college football and basketball games for the Mid-American Conference and basketball games for the American Athletic Conference, beginning with the 2015 academic year. ASN also entered into agreements with several top collegiate hockey conferences including Hockey East, the National Collegiate Hockey Conference, ECAC Hockey and the Western Collegiate Hockey Association to broadcast as many as 30 total hockey games per year.  In October, ASN entered into an agreement with First Round Media, LLC, doing business as College Insiders, giving ASN the rights to televise the Nova Home Loans Arizona Bowl on December 29, 2015 from Tucson, Arizona. It also entered into an agreement with Cutting Edge Sports Management to broadcast the FCS, Division II and Division III college all-star football game, Dream Bowl, for the next two years.  To date, ASN has agreements with 16 conferences plus sublicense agreements with ESPN for two other conferences.

•
On October 31st, the Company, together with Metro-Goldwyn-Mayer (“MGM”), launched COMET, the first-ever 24/7 science fiction multi-channel network, featuring more than 1,500 hours of premium MGM content in over 60% of the country and reaching over 65 million homes.

News Expansions:

•
In September, the Company announced the creation of a news segment called, “Connect to Congress,” a multimedia initiative that enables Members of Congress in Sinclair’s news markets to communicate with their constituents on a regular basis. Combining broadcast, internet, and social media technologies, “Connect to Congress” offers Sinclair’s local market viewers new ways to get answers to questions about what matters most to them at home.

•
On October 4, 2015, Sinclair debuted its Sunday morning national news show, “Full Measure with Sharyl Attkisson,” with its first guest, GOP Presidential candidate, Donald Trump. “Full Measure” is available on Sinclair’s affiliates and through streaming media at www.fullmeasure.news.

•
During the third quarter, the Company expanded news in nine markets including Myrtle Beach, SC, Las Vegas, NV, El Paso, TX, Green Bay, WI, Eugene, OR, Charleston, WV, San Antonio, TX, Oklahoma City, OK, and Albany, NY.

Digital Investments:

•
In the third quarter, the Company launched its proprietary content management system, which allows the Company’s news stations to be first in market with breaking news on non-linear devices and, through the video management system, allows for dynamic ad insertion. To date, the content management system has been deployed in 30 markets and expects to be fully deployed in all news markets by the end of 2015.

Spectrum:

•
In September, the Company announced that the Advanced Television Systems Committee’s (“ATSC”) Technology Group voted to approve the elevation of the entire Physical Layer of the Next Generation Broadcast Platform (ATSC 3.0) to Candidate Standard status. The features of the approved Physical Layer include many of those developed by the Company’s subsidiary, ONE Media, and supported by other broadcasters and equipment manufacturers, including notably the Pearl TV consortium of broadcast companies and the largest global television manufacturer, Samsung.

•
In September, ONE Media was granted Special Temporary Authority by the Federal Communications Commission to operate an experimental facility in the Washington D.C. and Baltimore markets to implement a single frequency network using the base elements of the new ATSC 3.0 transmission standard. The full-power, multi-site test platform, using channel 43 in both markets, will deploy a full range of ‘Next Gen’ services that include fixed, portable and mobile capabilities. The test is designed to provide real-time assessments of quality of service using the new Internet Protocol-based standard currently being reviewed by the Advanced Television Systems Committee.

Balance Sheet and Cash Flow Highlights:

•	Debt on the balance sheet, net of $119.4 million in cash and cash equivalents, was $3,771.6 million at September 30, 2015 versus net debt of $3,825.1 million at June 30, 2015.

•	As of September 30, 2015, 68.8 million class A common shares and 25.9 million class B common shares were outstanding, for a total of 94.7 million common shares outstanding.

•	In the third quarter, the Company repurchased $21.0 million or 0.8 million shares of its common stock. At September 30, 2015, there was $105.5 million remaining buyback authorization.

•	In September 2015, the Company paid a $0.165 per share quarterly cash dividend to its shareholders.

•	Capital expenditures in the third quarter of 2015 were $25.4 million.

•	Program contract payments were $26.9 million in the third quarter of 2015.

Notes:

Presentation of financial information for the prior year has been reclassified to conform to the presentation of generally accepted accounting principles for the current year.

Outlook:

The following acquisitions closed during 2014 and, therefore, the results of these acquired stations were not included in the corresponding 2014 periods, pre-acquisition: the Allbritton stations (August 1, 2014), the Macon station (September 1, 2014), the New Age stations (November 1, 2014), KSNV in Las Vegas (November 1, 2014), and the Media General station swaps (December 19, 2014).  The results of the divested stations associated with these acquisitions are not included in the corresponding 2015 periods. The Chattanooga stations were acquired September 1, 2015 and, therefore, the results of these stations are not included in our 2014 results or the first 8 months of 2015.

“For the fourth quarter, we are expecting our core advertising revenues, excluding political revenues, to increase by low to mid-single digit percents over last year’s fourth quarter pro forma results, a performance that has been trending upward over the last two quarters,” commented David Amy, Executive Vice President and Chief Operating Officer. “In addition, we are expecting growth in our retransmission consent fees on recent contract renewals, as well as increased political advertising spending, as compared to the third quarter 2015.”

The Company currently expects to achieve the following results for the three months ending December 31, 2015 and year ending December 31, 2015:

Fourth Quarter 2015

•	Net broadcast revenues, before barter, are expected to be approximately $538.4 million to $547.4 million, down 1.7% to 3.3% year-over-year. Embedded in these anticipated results are:

•	$10.0 million in political revenues as compared to $80.3 million in the fourth quarter of 2014.

•	Barter and trade revenue are expected to be approximately $32.5 million in fourth quarter 2015.

•	Barter expense is expected to be approximately $28.5 million. $4.0 million of trade expense is included in television expenses (defined below).

•
Station production expenses and station selling, general and administrative expenses (together, “television expenses”), excluding barter expense but including trade expense, are expected to be approximately $311.8 million, including $1.7 million in stock-based compensation expense. Included in this amount is a one-time settlement loss of $5.8 million related to the termination of our pension plan.

•	Program contract amortization expenses are expected to be approximately $33.2 million.

•	Program contract payments are expected to be approximately $26.1 million.

•	Corporate overhead is expected to be approximately $14.0 million, including $1.1 million of stock-based compensation expense.

•	Research and development costs related to ONE Media are expected to be $4.0 million.

•	Other operating division revenues less other operating division expenses are expected to generate $6.7 million of operating cash flow, assuming current equity interests.

•	Depreciation on property and equipment is expected to be approximately $24.7 million, assuming the capital expenditure assumption below.

•	Amortization of acquired intangibles is expected to be approximately $40.0 million.

•
Net interest expense is expected to be approximately $48.7 million ($46.3 million on a cash basis), assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.

•	Cash taxes paid are expected to be approximately $23.3 million, based on the assumptions discussed in this “Outlook” section. The Company’s effective tax rate is expected to be approximately 18.2%.

•	Capital expenditures are expected to be approximately $17.7 million.

Full Year 2015

•	Net broadcast revenues, before barter, are expected to be approximately $2,002.3 million to $2,011.3 million, up 12.3% to 12.8% year-over-year. Embedded in these anticipated results are:

•	$24.1 million in political revenues as compared to $131.8 million in 2014.

•	Barter and trade revenue is expected to be approximately $112.4 million.

•	Barter expense is expected to be approximately $95.4 million. $17.1 million of trade expense is included in television expenses.

•
Station production expenses and station selling, general and administrative expenses (together, “television expenses”), excluding barter expense but including trade expense, are expected to be approximately $1,160.3 million, including $6.7 million of stock-based compensation expense. Included in this amount are approximately $24.7 million of costs related to future return-generating initiatives consisting of ASN, the digital content management system and news expansions.

•	Program contract amortization expense is expected to be approximately $123.2 million.

•	Program contract payments are expected to be approximately $108.7 million.

•	Corporate overhead is expected to be approximately $60.4 million, including $10.9 million of stock-based compensation expense.

•	Research and development costs related to ONE Media are expected to be $15.6 million.

•	Other operating division revenues less other operating division expenses are expected to generate $20.1 million of operating cash flow, assuming current equity interests.

•	Depreciation on property and equipment is expected to be approximately $100.6 million, assuming the capital expenditure assumption below.

•	Amortization of acquired intangibles is expected to be approximately $159.5 million.

•
Net interest expense is expected to be approximately $191.4 million (approximately $181.8 million on a cash basis), assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.

•	Cash taxes paid are expected to be approximately $106.7 million, based on the assumptions discussed in this “Outlook” section. The Company’s effective tax rate is expected to be approximately 25.6%.

•	Capital expenditures are expected to be $90.0 million, which assumes investments in HD news, building consolidation projects, and ASN capital requirements.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its third quarter 2015 results on Wednesday, November 4, 2015, at 9:30 a.m. ET. After the call, an audio replay will be available at www.sbgi.net under "Investors/Earnings Webcast." The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (877) 407-8033.

About Sinclair:

Sinclair is the largest and one of the most diversified television broadcasting companies in the country. Including pending transactions, the Company owns, operates and/or provides services to 172 television stations in 81 markets, broadcasting 432 channels and affiliations with all the major networks. Sinclair is the leading local news provider in the country, as well as a producer of sports content. Sinclair’s broadcast content is delivered via multiple-platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, our ability to integrate acquired businesses and maximize operating synergies, our ability to obtain necessary governmental approvals and financing for announced acquisitions, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market’s acceptance of new programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
REVENUES:
Station broadcast revenues, net of agency commissions	$497,353	$448,056	$1,463,854	$1,226,088
Revenues realized from station barter arrangements	28,618	28,482	79,950	85,843
Other operating divisions revenues	22,433	18,418	63,542	50,809
Total revenues	548,404	494,956	1,607,346	1,362,740
OPERATING EXPENSES:
Station production expenses	186,449	150,263	538,552	411,605
Station selling, general and administrative expenses	105,196	97,303	309,884	261,823
Expenses recognized from station barter arrangements	23,105	24,764	66,898	75,769
Amortization of program contract costs and net realizable value adjustments	29,841	28,622	90,014	76,137
Other operating divisions expenses	17,705	14,919	50,194	41,697
Depreciation of property and equipment	25,476	25,342	75,938	74,972
Corporate general and administrative expenses	16,209	15,218	46,379	46,873
Amortization of definite-lived intangible assets	40,014	34,478	119,439	84,195
Research and development expenses	4,803	2,384	11,555	3,967
Total operating expenses	448,798	393,293	1,308,853	1,077,038
Operating income	99,606	101,663	298,493	285,702
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(48,566)	(47,950)	(142,878)	(127,609)
Income from equity and cost method investments	252	1,928	5,405	2,768
Other income, net	(48)	651	1,220	2,583
Total other expense, net	(48,362)	(45,371)	(136,253)	(122,258)
Income before income taxes	51,244	56,292	162,240	163,444
INCOME TAX PROVISION	(7,210)	(7,524)	(46,971)	(45,418)
NET INCOME	44,034	48,768	115,269	118,026
Net income attributable to the noncontrolling interests	(779)	(427)	(1,945)	(1,192)
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$43,255	$48,341	$113,324	$116,834
Dividends declared per share	$0.165	$0.165	$0.495	$0.465
BASIC AND DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share	$0.46	$0.50	$1.19	$1.20
Diluted earnings per share	$0.45	$0.49	$1.18	$1.19
Weighted average common shares outstanding	95,002	97,154	95,146	97,712
Weighted average common and common equivalent shares outstanding	95,692	97,896	95,837	98,414

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